Exhibit 3.51

OPERATING AGREEMENT

OF

HUNTSMAN AUSTRALIA LLC

(A UTAH LIMITED LIABILITY COMPANY)

This Operating Agreement (this “Agreement”) of Huntsman Australia LLC (the “Company”), made this 28th day of November, 2012, by and between the Company and Huntsman International LLC, a Delaware limited liability company, as the initial and sole member of the Company (the “Initial Member”), and such other persons who from time to time become a party to this Agreement and/or a Member of the Company (the “Members”).

Recitals

WHEREAS, the Initial Member has converted Huntsman Australia Inc., a Utah corporation, to Huntsman Australia LLC, a Utah limited liability company pursuant to the Utah Revised Limited Liability Company Act, Utah Code Ann. §48-2c-101 et seq. (1953, as amended), as it may be in effect from time to time (the “Act”), and has caused to be filed with the State of Utah Articles of Conversion and Articles of Organization, which articles were filed on November 28, 2012.

NOW, THEREFORE, for purposes set forth above and intending to be legally bound, the Company and the Initial Member do hereby approve, consent to, and adopt this Agreement in accordance with the provisions of the Act and does otherwise hereby agree in respect of the Company and its interests herein as follows:

Agreement

1.                                      Definitions.  The following capitalized terms shall have the meanings indicated when used in this Agreement.

“Code” is the Internal Revenue Code of 1986, as amended.

“Designated Office” is the location where the records required by Section 9.1 shall be kept.

2.                                      General.

2.1.                            Company Organized.  The Initial Member has organized the Company pursuant to the provisions of the Act.  The name of the Company is Huntsman Australia LLC.

2.2.                            Tax Characterization and Returns.

2.2.1.                            Initially Disregarded Entity.  The Initial Member acknowledges that, initially, it is the intention of the Member that the Company be disregarded as an entity separate from the Member for federal and state income tax purposes (and for no other purposes).

2.2.2.                            Change of Tax Characterization to Partnership.  In the event that the Company has two or more Members, it shall be treated as a partnership for federal and state income tax purposes.

2.3.                            Place of Business.  The Company’s principal place of business shall be at 500 Huntsman Way, Salt Lake City, Utah 84108.  The location of the Designated Office shall be determined by the Managers.

2.4.                            Liability.  No Member, Manager or employee of the Company shall be personally liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or for the acts or omissions of the Company or of any other Member, Manager or employee of the Company.

2.5.                            Purpose.  The Company was formed to engage in all lawful businesses permitted under the Act, as authorized by all of the Members.

2.6.                            Powers of Company.  The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not proscribed by the Articles of Organization or this Agreement.

3.                                      Capital Contributions.

3.1.                            Capital Contributions.  The Members have made a capital contribution to the Company as set forth on the books and records of the Company.  No Member may be required to make additional contributions to the capital of the Company without that Member’s consent.  No contributions may be made to the Company without the consent of the Managers.

3.2.                            Allocations for Contributed Property.  In accordance with §704(c) of the Code and applicable Treasury Regulations, income, gain, loss and deductions with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the contributor for federal income tax purposes and its fair market value on the date of its contribution.  Allocations pursuant to this Section 3.2 are solely for purposes of federal and state taxes, as appropriate, and shall not affect, or in any way be taken into account, in computing any Member’s capital account or share of profits, losses, or other items or distributions pursuant to any provision of this Agreement.

3.3.                            Interest.  No interest shall be paid on the capital accounts of the Members.

3.4.                            Withdrawal of Capital.  No Member may withdraw all or any part of his or her capital contribution until all of the following conditions have been met:

3.4.1.                            all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or sufficient property of the Company remains to pay them; and

3.4.2.                            the consent of the Managers is obtained.

Irrespective of the nature of the Member’s contribution, a Member has only the right to receive cash in return for the Member’s contribution to capital.

3.5.                            Capital Accounts.  The Company shall maintain a capital account for each Member in accordance with the rules applicable to partnerships in Treasury Regulation §1.704-1(b)(2)(iv), which is hereby incorporated by this reference as though fully set forth herein.

3.6.                            Effect of Sale or Exchange.  In the event of a sale or other transfer of a Member’s interest in the Company, as provided in Section 10, the capital account of the transferor shall become the capital account of the transferee in proportion to the percentage of the transferor’s interest transferred.

3.7.                            Redemption of Member’s Interest.  Except as provided in Section 10 of this Agreement, a Member is only entitled to payment in redemption of its interest in the Company if the Managers consent to that redemption.

4.                                      Allocations.

4.1.                            Generally.  Except as otherwise required by Section 4.2, all items of income, gain, loss, deductions or credit (or item thereof) or any other items described in the Treasury Regulations shall be allocated among the Members according to their percentage interests in the Company.

4.2.                            Regulatory Allocations.  Notwithstanding the foregoing, for accounting and tax purposes, the profits and losses of the Company shall be allocated as required by Section 704(b) or any other section of the Code, or any of the Regulations, including, without limitation, the minimum gain chargeback requirements imposed by Regulations Section 1.704-2(f) and the qualified income offset provision imposed by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (the “Regulatory Allocations”).  The Regulatory Allocations shall be taken into account in computing subsequent allocations of profits and losses pursuant to this Section 4, so that the net amount of any items charged or credited to capital accounts pursuant to this Section 4.2, to the extent possible, be equal to the net amount that would have been allocated to the capital account of each Member pursuant to the provisions of this Section 4 if the Regulatory Allocations had not occurred.

5.                                      Distributions.

5.1.                            Definition.  For purposes of this Section 5, “Available Net Income” is defined as the annual net income of the Company, less such amounts as are reserved and/or reinvested in the discretion of the Managers for the reasonable business needs of the Company.

5.2.                            Distributions of Income.  The Managers shall cause the Company to distribute Available Net Income among the Members, pro rata in accordance with percentage interests in the Company, in amounts and at times deemed appropriate by the Managers.  Such distribution shall be made no later than 75 days after the end of each fiscal year.

5.3.                            Limitation on Distributions.  No distribution may be made under the provisions of this Section 5 if, after the distribution is made:

5.3.1.                            the Company would not be able to pay its debts as they become due in the usual and regular course of business; or

5.3.2.                            the value of the Company’s total assets would be less than the sum of its total liabilities plus the amount, if any, that would be needed, if the Company were to be dissolved and wound up at the time of the distribution, to satisfy the preferential rights upon dissolution and winding up of Members whose preferential rights are superior to the rights of Members receiving the distribution.

6.                                      Members.

6.1.                            Members.  The Initial Member holds 100% of the outstanding membership interests of the Company.  The Initial Member’s principal address is 500 Huntsman Way, Salt Lake City, Utah 84108.

6.2.                            Admission of New Members.  No person shall be admitted as a Member of the Company without the approval of each of the existing Members.

6.3.                            Common Units.  The capital structure of the Company shall consist of one class of common interests (the “Common Units”). The Company shall have authority to issue twenty-five thousand (25,000) Common Units. Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect.

6.4.                            Actions by Members.  The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members (or such higher threshold as may be required by this Agreement or the Act).

6.5.                            Certificates of Membership.  The Common Units shall be evidenced by one or more certificates (in substantially the form attached hereto as Exhibit A, (“Certificates”). Each Certificate shall be executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company (or other persons designated by the Managers).

6.6.                            Interest as a Security.  A Common Unit evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Utah or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Common Units.

7.                                      Management.

7.1.                            Managers.  The business and affairs of the Company shall be managed by a Board of Managers (the “Board”), which shall be responsible for policy setting and approval of the overall direction of the Company.  The Board shall initially consist of three (3) Managers (or such other number of Managers as all of the Members may determine), who may exercise all of the rights and powers granted to the Managers in this Agreement.  The names of the Managers are Peter R. Huntsman, J. Kimo Esplin and James R. Moore.  Except as provided in Section 7.4, the Managers shall have all the rights, powers and obligations of a manager as provided in the Act, including, without limitation, the authority to bind the Company, to manage the operations of the Company and to execute all notes, deeds, contracts, leases and other documents on behalf of the Company.

7.2.                            Quorum.  At all meetings of the Board (in person or via a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other), a majority of the entire Board shall constitute a quorum for the transaction of business, and the act of a majority of the Managers present at any meeting at which there is a quorum shall be an act of the Board.

7.3.                            Actions by Written Consent.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a majority of the Managers consents thereto in writing, and the writings are filed with the records of the Company.

7.4.                            Limitations on Managers’ Powers.  The Managers may not cause the Company to engage in any of the following acts without the prior written consent of all of the Members of the Company:

7.4.1.                            sell, exchange, mortgage or pledge any part or all of the real property of the Company;

7.4.2.                            sign, acknowledge or deliver any deed, trust deed or mortgage transferring or affecting the Company’s interest in real property; or

7.4.3.                            take any action which is not apparently for carrying on in the ordinary course of the Company business, or business of the kind carried on by the Company.

7.5.                            Term of Managers.  Any Manager may resign at any time by giving written notice to all of the Members, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Any Manager may be removed at any time by unanimous vote of the Members, with or without cause.  In the event any Manager resigns, dies or otherwise ceases to act as Manager, the Members shall appoint one or more successor Managers to serve for terms designated by the Members.

7.6.                            Qualification of Managers.  A Manager may, but shall not be required to, be elected from among the Members.

7.7.                            Dealings with Company.  The Managers may lend money to and transact business with the Company on such terms as is approved by the Managers.  The rights and obligations of the Managers when they lend money to or transacts business with the Company are the same as those of a person who is not a Manager, subject to this Agreement and other applicable law.  No transaction with the Company shall be voidable solely because the Managers have a direct or indirect interest in the transaction if either the transaction is fair to the Company, or the Members, knowing the material facts of the transaction and the Managers’ interests, authorize, approve or ratify the transaction.

7.8.                            Duty of Loyalty.  The Managers shall account to the Company and hold as trustee for it any profit or benefit derived by the Managers, without the consent of Members holding a majority interest in the profits of the Company, from:

7.8.1.                            any transaction connected with the conduct of the Company’s business or winding up of the Company; or

7.8.2.                            any use by the Managers of Company property, including, but not limited to, confidential or proprietary information of the Company or other matters entrusted to the person in the capacity of a Manager.

8.                                      Officers.  The Managers may designate one or more persons to be officers of the Company.  Attached hereto as Exhibit B is a list of the initial officers of the Company.  Officers are not “managers,” as that term is used in the Act.  Any officers who are so designated shall have such titles and authority and perform such duties as the Managers may delegate to them.  Any officer may be removed as such, either with or without cause, by the Managers.  Designation of an officer shall not of itself create contract rights.

9.                                      Fiscal Matters.

9.1.                            Required Records.  The Company shall keep the following required records at its Designated Office:

9.1.1.                            a current list in alphabetical order of the full name and last known business, residence or mailing address of each Member and the Managers;

9.1.2.                            a copy of the stamped Articles of Organization, and all certificates of amendment thereto, together with a copy of all signed powers of attorney pursuant to which the Articles of Organization or any amendment has been signed;

9.1.3.                            copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

9.1.4.                            copies of any financial statements of the Company, if any, for the three most recent years;

9.1.5.                            a copy of the Company’s Operating Agreement, and all amendments thereto; and

9.1.6.                            a copy of the minutes, if any, of each meeting of the Members and any written consents obtained from the Members.

9.2.                            Other Books and Records.  In addition to the above-required records, the Company shall maintain other books and records that are adequate for purposes of the Company.  The Managers may select an outside accountant to perform such tax and accounting services as may be required.

9.3.                            Inspection of Books and Records.  The books, records and accounts of the Company shall be open to inspection and copying by the Members in accordance with the provisions of the Act.  All costs of examining and copying Company records shall be paid for by the Member requesting the examination or copies.

9.4.                            Fiscal Year and Tax Returns.  The fiscal year of the Company shall be the calendar year.  Within seventy-five (75) days from the close of each fiscal year of the Company, the Managers shall cause to be delivered to each Member a statement setting forth such Member’s allocable share of all tax items of the Company for such year, and all such other information as may be required to enable each Member to prepare it’s income tax returns in accordance with all then applicable laws, rules and regulations.  The Managers also shall cause to be prepared and filed all income tax returns required of the Company for each fiscal year.

9.5.                            Banking.  All the funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated by the Managers.  Checks shall be drawn on such accounts for Company purposes only and shall be signed by such person or persons as the Managers shall designate.  Any account opened by the Managers for the Company shall not be commingled with other funds of the Managers or interested persons.

9.6.                            Reimbursement.  The Managers shall receive reimbursement from the Company for expenses reasonably incurred in the performance of their duties.

9.7.                            Tax Matters.  Huntsman International LLC shall be the “tax matters partner” within the meaning of Code §6231(a)(7), who shall be the spokesman for the Company in tax audit matters.  The tax matters partner shall have such authority as is granted a tax matters partner under the Code, but shall not take any action which purports to bind a Member without the consent of such Member.  Nothing herein shall be considered an election to be governed by the partnership level audit procedures of Code §6221 et seq.

9.8.                            Tax Elections.  The Managers shall cause the Company to make, in accordance with §754 of the Internal Revenue Code of 1986, a timely election to adjust the basis of the property as described in §734 and §743 of the Code only if the Members determine that such election is in the best interest of the Company.

10.                               Transfer of a Member’s Interest.  This Section 10 shall apply if and when there are two or more Members of the Company.

10.1.                     Voluntary Transfer.

10.1.1.                     A Member may voluntarily assign or transfer that Member’s interest in the Company to another person, provided that Member first receives a bona fide offer to purchase from a third party and then gives to all of the other Members the right to purchase the interest to be assigned or transferred.  The remaining Members shall be entitled to purchase that interest only if one or more of these remaining Members elect to purchase all of that interest in accordance with the procedure set forth in this Section 10.1.1.  The purchase price to the remaining Members for that interest shall equal the price offered by the proposed assignee or transferee (expressed in U.S. currency, as commonly available).  The other terms for that purchase shall be the same as the terms offered by the proposed assignee or transferee.  The remaining Members shall have the right to accept the offer to purchase that interest at any time within sixty (60) days after receiving notice from the assigning or transferring Member that the interest is available for purchase.  Each purchasing Member shall be entitled to purchase its pro rata share of that interest, or such lesser share as it shall elect.  The pro rata shares shall be based on the relative percentage interests of the purchasing Members in the profits of the Company.  If any portion of that interest is unsubscribed because one or more of the purchasing Members does not elect to purchase its pro rata share of the interest, the unsubscribed portion may be purchased by the remaining purchasing Members, with each such Member being entitled to purchase its pro rata share.

10.1.2.                     If the remaining Members purchase the interest under Section 10.1.1, their respective interests in the Company shall be increased by their respective shares of the interest purchased.  The Members and the Managers shall execute such consents as shall be necessary to accomplish the provisions of the preceding sentence.  If the remaining Members shall fail to accept the offer within the 60-day period, such interest may during the following 60 days be disposed of; provided, however, that the purchase price for such interest shall not be less and the terms of purchase for such interest shall not be more favorable than the purchase price and terms of purchase that would have been applicable to the remaining Members had the remaining Members purchased the interest.  Any interest not so disposed of within the 60-day period shall thereafter remain subject to the terms of this Operating Agreement.  If the remaining Members do not purchase the interest and the interest is transferred or assigned to a third party, that third-party assignee or transferee shall become a substitute Member having all the attributes of a Member if the conditions of Section 10.3 are satisfied.

10.1.3.                     If a Member voluntarily assigns or transfers its interest to another person without giving the remaining Members the right to purchase the interest as provided in Section 10.1.1 or if the conditions of Section 10.3 are not satisfied as provided in Section 10.1.2, the third-party assignee or transferee shall not become a substitute Member but shall be deemed a transferee for whom consent was not given under Section 10.2.

10.2.                     Involuntary Transfer.  No Member’s interest in the Company may be assigned or transferred involuntarily unless remaining Members entitled to receive a majority of the nontransferred profits of the Company consent to the assignment or transfer and the conditions of Section 10.3 are satisfied.  If such consent is not given or if the conditions of Section 10.3 are not satisfied:

10.2.1.                     the transferee of the Member’s interest has no right to (i) vote or participate in the management of the business and affairs of the Company or (ii) become a Member;

10.2.2.                     the transferee is entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which that transferor Member would otherwise be entitled; and

10.2.3.                     the consent, approval or agreement of the transferor Member or the transferee shall not be required or considered for any action by the Company or the Members.

For purposes of this Agreement, an involuntary transfer includes without limitation any transfer arising as the result of the death, divorce or bankruptcy of a Member or the attachment of a Member’s interest by a creditor.

10.3.                     Substitute Member.  An assignee or transferee who is eligible to be a substitute Member under Sections 10.1 or 10.2 (the “Transferee”) shall be admitted as a substitute Member having all of the rights and powers of a Member if the following conditions are met:

10.3.1.                     the Transferee shall deliver to the Managers documentation reasonably satisfactory to the Managers showing that the Transferee is entitled to the interest of the Member that was transferred;

10.3.2.                     the Transferee shall execute and deliver to the Managers a written agreement, in form reasonably satisfactory to the Managers, pursuant to which the Transferee agrees to be bound by this Agreement; and

10.3.3.                     the costs incurred by the Company associated with the admission of the substitute Member (including reasonable attorneys’ fees) shall be paid in advance by the Transferee.

10.4.                     Effective Date of Transfer to Substitute Member.  In the event a transfer to a substitute Member is made in accordance with the foregoing terms of this Section 10, unless otherwise required by the Act or the Internal Revenue Code of 1986:

10.4.1.                     the effective date of such transfer shall be the date the conditions described in Section 10.3 are satisfied; and

10.4.2.                     the Company shall incur no liability for distributions or allocations made in good faith to a predecessor-in-interest of that substitute Member until such time as the conditions described in Section 10.3 are satisfied.

10.5.                     Effective Date of Other Transfer.  In the event a transfer is made to a person who does not qualify as a substitute Member as provided in this Section 10, the Company shall incur no liability for distributions or allocations made in good faith to a predecessor-in-interest of that person until such time as the Managers shall have received written documentation which, in their sole discretion, verifies that the interest has been so transferred to that person.

11.                               Dissolution.

11.1.                     Events of Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events:

11.1.1.                     when the period fixed for the duration of the Company in the Articles of Organization expires;

11.1.2.                     when the Company fails to meet the requirement to maintain at least one Member;

11.1.3.                     by written agreement signed by the Managers together with Members holding a majority interest in the profits of the Company;

11.1.4.                     when the Company is not the successor limited liability company in the merger or consolidation of two or more limited liability companies;

11.1.5.                     upon administrative dissolution, subject to right of reinstatement; or

11.1.6.                     upon entry of a decree of judicial dissolution.

11.2.                     Distribution of Assets on Dissolution.  Upon dissolution and winding up of the Company for any reason, its assets shall be applied to pay or satisfy:

11.2.1.                     first, the liabilities to creditors other than Members, in the order of priority as provided by law;

11.2.2.                     second, the liabilities to Members in their capacities as creditors, in the order of priority as provided by law; and

11.2.3.                     third, the expenses and cost of winding up.

Company assets remaining after the above application shall be allocated and distributed to the Members as provided in accordance with their final capital account balances after allocation of all profits and losses including profits and losses accrued or incurred during winding up.  Except as otherwise expressly provided herein, the dissolution of the Company shall proceed as provided in the Act.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its capital contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the capital contribution of each Member, such Member shall have no recourse against any other Member.

11.3.                     Articles of Dissolution.  When all debts, liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made to do so, and all of the remaining property and assets of the Company have been distributed to the Members, articles of dissolution shall be executed and duly filed with the State of Utah.

12.                               Indemnification.

12.1.                     Certain Terms.  For purposes of this Section 12, “Parent Company” shall mean and refer to the Company’s ultimate parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market.  For purposes of this Section 12, Managers shall, for all purposes, be treated in the same manner as Directors of the Parent Company in the event that the Parent Company is a corporation.

12.2.                     Indemnification.  Subject in all respects to any requirements or limitations contained in the Act, the Company shall indemnify and hold harmless its Managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the Parent Company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of the Parent Company (the “Parent Company Charter Documents”); provided, that if at any time the Company does not have a Parent Company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the Company shall during such time provide indemnification and advancement of expenses to its Managers, officers, employees and other agents to the maximum extent permitted by the Act.

12.3.                     Severability.  If any provision or provisions of this Section 12 or any provision referenced from the Parent Company Charter Documents shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality  and enforceability of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions (including, without limitation, each such portion of a paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

13.                               Miscellaneous.

13.1.                     Amendment.  Except as otherwise provided herein, this Agreement may be amended only in a writing executed by all of the Members.  The Articles of Organization of the Company may only be amended with the written consent of all of the Members.

13.2.                     Utah Law.  This Agreement shall be construed in accordance with the laws of the State of Utah.

13.3.                     Successors and Assigns.  This Agreement shall benefit and bind the parties hereto and their successors and assigns.

13.4.                     Enforcement.  In the event that any action is filed in relation to this Agreement, the unsuccessful party shall pay to the successful party, as a part of any judgment or settlement, a reasonable sum for the other party’s attorney’s fees.

13.5.                     Notices to Members.  All notices to be given under this Agreement to the Members shall be given in writing and shall be deemed given when deposited in the mail to the address shown below of the Member entitled to receive notice, postage prepaid, registered or certified.  The address of any Member may be changed by written notice to the other Members.

13.6.                     Other Actions.  Each party shall execute, acknowledge and deliver such other documents and instruments and take such other action as any other party may reasonably require in order to document and carry out the transaction contemplated in this Agreement.

13.7.                     Counterpart Signatures.  This document may be executed in counterpart copies, each of which shall be an original and all of which shall be considered one document.

The parties have executed this Agreement effective as of the date indicated above.

COMPANY:

Huntsman Australia LLC

By:	/s/ John R. Heskett
John R. Heskett
Vice President, Planning and Treasurer

INITIAL MEMBER:

Huntsman International LLC

By:	/s/ J. Kimo Esplin
J. Kimo Esplin
Executive Vice President and Chief Financial Officer

EXHIBIT A

CERTIFICATE FOR COMMON UNITS IN

HUNTSMAN AUSTRALIA LLC

A Utah Limited Liability Company

Certificate No.	No. of Common Units

Huntsman Australia LLC,

a Utah limited liability company (the “Company”), hereby certifies that

[NAME OF MEMBER]

(the “Holder”) is the registered owner of                Common Units in the Company (“Units”).  The Holder, by accepting this Certificate, is deemed to have agreed to become a Member of the Company, if admitted as such in accordance with the terms of the Operating Agreement of the Company dated as of November 28, 2012 (as amended from time to time, the “Agreement”), and to have agreed to comply with and be bound by the Agreement.

No Unit(s) may be transferred unless and until this Certificate, or a written instrument of transfer satisfactory to the Company, is duly endorsed or executed for transfer by the Holder or the Holder’s duly authorized attorney, and this Certificate (together with any separate written instrument of transfer) is delivered to the Company for registration of transfer.

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

ATTEST:	HUNTSMAN AUSTRALIA LLC

By
Secretary or Assistant Secretary		Chief Executive Officer or Vice President

Dated:

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned (the “Assignor”), hereby assigns, conveys, sells and transfers unto:

Please print or typewrite Name and Address of Assignee

Please insert Social Security or other Taxpayer ID Number of Assignee

Units evidenced by this Certificate.  Assignor irrevocably constitutes and appoints the Company as its attorney-in-fact with full power of substitution to transfer the Units represented by this Certificate, or any lesser designated number of Units as referenced herein, on the books of the Company.

Date:
Signature

EXHIBIT B

INITIAL OFFICERS

Jon M. Huntsman	Executive Chairman
Peter R. Huntsman	President and Chief Executive Officer
J. Kimo Esplin	Executive Vice President and Chief Financial Officer
James R. Moore	Executive Vice President, General Counsel and Secretary
Russell R. Stolle	Senior Vice President and Deputy General Counsel
Kevin C. Hardman	Vice President, Tax
Randy W. Wright	Vice President and Controller
John R. Heskett	Vice President, Planning and Treasurer
Troy M. Keller	Assistant Secretary
Brandon M. Gray	Assistant Treasurer